For Immediate Release
Pricester Appoints Ed Dillon to Position of President & CEO

Hollywood, FL [July 17, 2007] - Pricester.com, Inc. (PRCC), which operates an innovative Internet shopping portal and provides cost-effective website development and internet marketing services, has announced the appointment of the current CEO Ed Dillon to the additional position of President, following the resignation of Joe Puentes on July 12th. Mr. Puentes resigned from his position for personal reasons.

Mr. Puentes, who founded Pricester.com and served in executive capacities including President, still remains a technical advisor to the company and commented, "Pricester is growing and evolving in a positive fashion. Although personal circumstances now prevent me from contributing on a daily basis, I look forward to continually working with management and assisting in the company's progress".

Mr. Dillon added, "Our executive team has been strengthened with recent additions such as Phil Thomas, Senior Vice President, and the promotion of Lee Taylor to the position of Vice President of Operations. Pricester is rapidly moving forward in areas regarding operational enhancements and potential partnerships with other companies to upstream our growth and profitability. We know that we can count on Joe to assist when needed and wish him and his family well".

About Pricester.com

Pricester.com is an e-commerce company currently operating a website that enables any business to establish a fully functional online retail presence. The company's website, http://www.Pricester.com, is an Internet marketplace which allows vendors to host their website with product and service listings and allows consumers to search for those same listed products and services.

Forward Looking Statements

Except for historical matters contained herein, the matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; barriers to entry; reliance on strategic relationships rapid technological changes; inability to complete transactions on favorable terms; the schedule and sell-through for websites; consumer demand for websites; the timing of the introduction of new generation competitive ecommerce systems, pricing changes by key vendors for hardware and software, the timing of any such changes, and the adequacy of supplies of new software product.

In light of the risks and uncertainties inherent in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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CONTACT:   Pricester.com, Inc.
           Investor Relations
           Ed Dillon
           (954) 272-1200